                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                           --------------------------



                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported) - June 26, 1997


                         FLORIDA PANTHERS HOLDINGS, INC.
                         -------------------------------
               (Exact Name of Registrant as Specified in Charter)



         Florida                        0-21435              65-0676005
         -------                        -------              ----------
(State or Other Jurisdiction          (Commission          (IRS Employer of
     of Incorporation)                File Number)        Identification No.)



100 Northeast Third Avenue, Second Floor, Fort Lauderdale, FL       33301
-------------------------------------------------------------       -----
(Address of Principal Executive Offices)                          (Zip Code)


(Registrant's Telephone Number, Including Area Code)   (954) 768-1900
---------------------------------------------------------------------


                                 Not Applicable
--------------------------------------------------------------------------------
          (Former Name or Former Address; if Changed Since Last Report)

                              Page 1 of ___ pages.
                           Exhibit Index at Page ___.

Item 2.           Acquisition or Disposition of Assets.

     On March 20, 1997, Florida Panthers Holdings, Inc., a Florida corporation (the "Company") entered into a Contribution and Exchange Agreement, as amended and restated (the "Contribution and Exchange Agreement"), with Boca Raton Hotel and Club Limited Partnership, a Florida limited partnership ("Boca Partnership"), BRMC, L.P., a Delaware limited partnership (the "Boca General Partner"), and BRMC Corporation, a Delaware corporation and the general partner of the Boca General Partner ("BRMC"). Boca Partnership was formed in June 1983 for the purpose of purchasing, owning, managing and operating the Boca Raton Resort and Club, a destination luxury resort and private club encompassing 298 acres of land fronting on both the Atlantic Ocean and Intracoastal Waterway in Boca Raton, Florida. The transaction contemplated by the Contribution and Exchange Agreement (the "Contribution and Exchange") was consummated on June 26, 1997.

     Upon the terms and subject to the provisions of the Contribution and Exchange Agreement, all of the assets of Boca Partnership were transferred to Panthers BRHC Limited, a newly-formed Florida limited partnership ("Panthers BRHC"), in which the managing general partner and the limited partner are wholly-owned by the Company. As set forth in the Contribution and Exchange Agreement, the Company, through the managing general partner, limited partner and Panthers BRHC, paid the following consideration: (i) a non-managing general partnership interest in Panthers BRHC; (ii) warrants (the "Warrants") to purchase 869,810 shares of Panthers Holdings' Class A common stock, par value $.01 per share (the "Class A Common Stock"); (iii) 189,574 shares of Class A Common Stock, which were used to compensate certain affiliates of Boca Partnership, who through their affiliates control the Boca General Partner, for their involvement in integrating Boca Raton Resort and Club into the Company;
(iv) 82,729 shares of Class A Common Stock, which were used to pay persons to whom Boca Partnership is obligated to pay fees; (v) Exchange Rights which, when distributed to the Boca General Partner and the limited partners in accordance with the partnership agreement of Boca Partnership, will entitle such holders, without any additional consideration, to sell their partnership interests to an affiliate of the Company in exchange for approximately 4,242,586 shares of Class A Common Stock exercisable at any time before January 1, 2001; and (vi) the assumption of indebtedness and payment of deferred fees and additional interest charges owed by the Boca Partnership in the amount of approximately $205.9 million, of which approximately $95.9 million was repaid upon consummation of the Contribution and Exchange. Of the $95.9 million which was repaid, $60.9 million was paid from the Company's working capital and $35.0 million was paid from the incurrence of additional debt.

     The value of the aggregate consideration paid in connection with the acquisition of Boca Partnership as of the closing date, including the assumption by the Company of approximately $205.9 million of indebtedness and payment of deferred fees and additional interest charges owed by the Boca Partnership, was approximately $317.6 million, based on the closing price per share of Class A Common Stock of $24 3/4 on the June 26, 1997 closing date.

                                                                                Page
                                                                                ----
Item 7.       Financial Statements, Pro Forma Financial Information and
              Exhibits

              (a)  Financial Statements of Business Acquired

              BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                Reports of Independent Certified Public Accountants...........   4

                Balance Sheets as of December 31, 1996 and 1995 ..............   6

                Statements of Operations for the years ended
                  December 31, 1996, 1995 and 1994............................   7

                Statements of Changes in Partners' Deficit for the years
                  ended December 31, 1996, 1995 and 1994......................   8

                Statements of Cash Flows for the years ended
                  December 31, 1996, 1995 and 1994............................   9

                Notes to Financial Statements.................................  10

              UNAUDITED FINANCIAL STATEMENTS -
              BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                Unaudited Balance Sheets as of March 31, 1997 and
                  December 31, 1996...........................................  17

                Unaudited Statements of Operations for the three months ended
                  March 31, 1997 and 1996.....................................  18

                Unaudited Statements of Cash Flows for the three months ended
                  March 31, 1997 and 1996.....................................  20

                Notes to Unaudited Financial Statements.......................  21

              (b)  Pro Forma Financial Information

              UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                Introduction to Unaudited Pro Forma Financial Information.....  26

                Unaudited Pro Forma Consolidated Balance Sheet as of
                  March 31, 1997..............................................  28

                Unaudited Pro Forma Consolidated Statement of Operations
                  for the nine months ended March 31, 1997....................  29

                Unaudited Pro Forma Consolidated Statement of Operations
                  for the year ended June 30, 1996............................  30

                Notes to Unaudited Pro Forma Consolidated Financial
                  Statements..................................................  31

              (c)      Exhibits.



      Exhibit No.                                Description
      -----------                                -----------

           4.1           Contribution and Exchange Agreement dated as of March
                         20, 1997, as amended and restated (incorporated by reference to the Company's Registration Statement on Form S-4 (Regis. No. 333-28951)

          23.1           Consent of Price Waterhouse LLP

          23.2           Consent of Ernst & Young LLP




               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Partners of
Boca Raton Hotel and Club Limited Partnership

     In our opinion, the accompanying balance sheet and the related statements of operations, of changes in partners' deficit and of cash flows present fairly, in all material respects, the financial position of Boca Raton Hotel and Club Limited Partnership at December 31, 1996, and the results of its operations and its cash flows for the year in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Fort Lauderdale, Florida

January 29, 1997, except as to Note 12, which is as of March 20, 1997

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Partners
Boca Raton Hotel and Club Limited Partnership

     We have audited the accompanying balance sheet of the Boca Raton Hotel and Club Limited Partnership (A Limited Partnership) (the Partnership) as of December 31, 1995, and the related statements of operations, changes in partners' deficit and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Boca Raton Hotel and Club Limited Partnership (A Limited Partnership) at December 31, 1995, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                                               Ernst & Young LLP

West Palm Beach, Florida
January 26, 1996

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1996       1995
                                                              --------   --------
                                     ASSETS
Current assets:
  Cash and cash equivalents.................................  $  1,126   $  2,887
  Restricted cash and short-term investments................    18,887     13,671
  Accounts receivable, net of allowance for doubtful
     accounts of $412 and $50, respectively, in 1996 and
     1995...................................................    12,203     12,249
  Current portion of Premier Club promissory notes for
     membership deposits....................................     3,840      3,161
  Other current assets......................................       727        705
  Prepaid insurance.........................................     1,697      2,074
  Inventories...............................................     5,725      5,752
                                                              --------   --------
          Total current assets..............................    44,205     40,499
Premier Club promissory notes for membership deposits, less
  current portion...........................................     8,246      6,964
Property and improvements:
  Land......................................................    26,851     26,851
  Buildings and improvements................................   114,199    103,354
  Furnishings and equipment.................................    20,407     19,934
  Construction in progress..................................     6,750      4,199
                                                              --------   --------
                                                               168,207    154,338
  Less accumulated depreciation.............................   (52,479)   (49,914)
                                                              --------   --------
                                                               115,728    104,424
Deferred loan costs and other, net..........................    10,080      6,546
                                                              --------   --------
                                                              $178,259   $158,433
                                                              ========   ========

                        LIABILITIES AND PARTNERS' DEFICIT
Current liabilities:
  Accounts payable, trade...................................  $  4,490   $  7,289
  Advance deposits..........................................     3,027      3,118
  Accrued interest payable..................................     3,296      2,559
  Accrued payroll costs and employee benefits...............     3,015      3,108
  Due to general partner....................................     3,725      5,900
  Other accounts payable and accrued expenses...............     6,102      5,654
  Deferred membership revenue...............................     7,232      6,371
  Current portion of mortgage and other loans payable.......       400      2,347
                                                              --------   --------
          Total current liabilities.........................    31,287     36,346
Mortgage and other loans payable, less current portion......   174,800    140,889
Accrued settlement costs....................................       500        950
Premier Club membership deposits and credits, net...........    55,905     49,717
Partners' deficit:
  General Partner...........................................    (2,492)    (2,249)
  Class A Limited Partners..................................   (80,067)   (65,892)
  Class B Limited Partner...................................    (1,674)    (1,328)
                                                              --------   --------
          Total Partners' deficit...........................   (84,233)   (69,469)
                                                              --------   --------
                                                              $178,259   $158,433
                                                              ========   ========

   The accompanying notes are an integral part of these financial statements.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1996        1995        1994
                                                              ---------   ---------   ---------
Revenue:
  Rooms.....................................................   $ 44,856    $ 44,050    $ 41,191
  Food and beverage.........................................     34,762      32,764      32,841
  Club Membership, Retail and Other.........................     34,109      31,376      29,339
                                                               --------    --------    --------
          Total revenue.....................................    113,727   108,190..     103,371
Costs and expenses:
  Rooms.....................................................     10,913      10,228      10,038
  Food and beverage.........................................     26,363      24,814      25,136
  Club Membership, Retail and Other.........................     19,005      17,569      17,103
  Selling, general and administrative.......................     17,999      16,679      19,498
  Property operations, maintenance and energy costs.........     10,959      11,125       9,604
Other indirect costs........................................      8,911       8,041       6,799
                                                               --------    --------    --------
Total cost of revenues......................................     94,150      88,456      88,178
Depreciation and amortization...............................      6,215       6,623       7,108
                                                               --------    --------    --------
Income from operations......................................     13,362      13,111       8,085
Interest expense, net.......................................     16,562      14,909      17,382
                                                               --------    --------    --------
Loss before extraordinary item..............................     (3,200)     (1,798)     (9,297)
Extraordinary items:
  Net gain on debt restructuring............................         --      10,328       6,704
  Net (loss) on debt restructuring, including debt
     prepayment penalty of ($3,515).........................     (8,932)         --          --
                                                               --------    --------    --------
Net (loss) income...........................................   $(12,132)   $  8,530    $ (2,593)
                                                               ========    ========    ========

   The accompanying notes are an integral part of these financial statements.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                   STATEMENTS OF CHANGES IN PARTNERS' DEFICIT
                                 (IN THOUSANDS)

                                                                    CLASS A    CLASS B
                                                          GENERAL   LIMITED    LIMITED
                                                          PARTNER   PARTNERS   PARTNER    TOTAL
                                                          -------   --------   -------   --------
Partners' deficit at January 1, 1994....................  $(2,368)  $(71,606)  $(1,432)  $(75,406)
  Net loss..............................................      (52)    (2,495)      (46)    (2,593)
                                                          -------   --------   -------   --------
Partners' deficit at December 31, 1994..................   (2,420)   (74,101)   (1,478)   (77,999)
  Net income............................................      171      8,209       150      8,530
                                                          -------   --------   -------   --------
Partners' deficit at December 31, 1995..................   (2,249)   (65,892)   (1,328)   (69,469)
  Distribution..........................................       --     (2,500)     (132)    (2,632)
  Net loss..............................................     (243)   (11,675)     (214)   (12,132)
                                                          -------   --------   -------   --------
Partners' deficit at December 31, 1996..................  $(2,492)  $(80,067)  $(1,674)  $(84,233)
                                                          =======   ========   =======   ========

   The accompanying notes are an integral part of these financial statements.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                              ----------------------------------
                                                                 1996        1995        1994
                                                              ----------   ---------   ---------
Operating activities:
  Net income (loss).........................................   $ (12,132)   $  8,530    $ (2,593)
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Depreciation and amortization..........................       6,935       6,623       7,108
     Loss (gain) on debt restructuring......................       5,417     (10,328)     (6,704)
     Provision for settlement agreements....................         300          --       1,250
     Changes in operating assets and liabilities:
       Accounts receivable..................................      (1,915)     (2,193)     (1,955)
       Prepaid expenses and other assets....................         354       1,146      (4,105)
       Inventories..........................................          27        (227)        703
       Accounts payable, trade..............................      (2,799)      1,998       1,265
       Advance deposits.....................................         (91)         32        (210)
       Accrued interest payable.............................         737         197       4,682
       Accrued payroll costs and employee benefits..........         (93)       (385)        898
       Other accounts payable and accrued expenses..........      (4,184)      1,669       1,569
       Deferred membership revenue..........................         861         325         535
       Premier Club Membership cash and note payments.......       6,049       3,987       5,770
       Accrued settlement costs.............................        (750)         --          --
                                                               ---------    --------    --------
       Net cash provided by (used in) operating
          activities........................................      (1,284)     11,374       8,213
                                                               ---------    --------    --------
Investing activities:
  Restricted cash and short-term investments................      (5,216)    (10,964)      1,124
  Additions to property and improvements....................     (14,829)     (4,601)     (3,454)
  Additions to construction in progress.....................      (2,551)         --          --
                                                               ---------    --------    --------
       Net cash used in investing activities................     (22,596)    (15,565)     (2,330)
                                                               ---------    --------    --------
Financing activities:
  Proceeds from increase in mortgage and other loans
     payable................................................     155,000      60,000      48,583
  Principal payments of mortgage and other loans payable....    (123,036)    (54,313)    (48,071)
  Principal payment on Banyan mortgage loans................          --      (3,500)     (1,000)
  Payment of financing costs................................      (7,345)       (725)         --
  Distributions to Limited Partners.........................      (2,500)         --          --
                                                               ---------    --------    --------
       Net cash (used in) provided by financing
          activities........................................      22,119       1,462        (488)
                                                               ---------    --------    --------
Net increase (decrease) in cash and cash equivalents........      (1,761)     (2,729)      5,395
Cash and cash equivalents at beginning of year..............       2,887       5,616         221
                                                               ---------    --------    --------
Cash and cash equivalents at end of year....................   $   1,126    $  2,887    $  5,616
                                                               =========    ========    ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest......................   $  14,148    $ 14,710    $ 12,633
                                                               =========    ========    ========
Accrual of distribution payable to Class B Limited
  Partners..................................................   $     132    $     --    $     --
                                                               =========    ========    ========
Accrual of General Partner Fees.............................   $   2,325    $     --    $     --
                                                               =========    ========    ========

   The accompanying notes are an integral part of these financial statements.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS
                  DECEMBER 31, 1996 (IN THOUSANDS OF DOLLARS)

1.  ORGANIZATION

     The Boca Raton Hotel and Club Limited Partnership (the Partnership) was formed in June 1983 under the laws of the State of Florida. The purpose of the Partnership is to purchase, own, manage and operate the Boca Raton Resort and Club, a 298-acre resort complex containing several hotel facilities with a total of 963 guest rooms. In addition, the complex includes 31 tennis courts, 2 golf courses, marina, beach club and other recreational facilities. Included within the resort is the Boca Golf and Tennis Country Club (a separate facility) (see
Note 6). The Partnership also leases the food and beverage concessions, and has contracted for golf access at the Deer Creek and Carolina country clubs.

     As of January 15, 1993, the original general partner, VMS Realty Investment Ltd. (VMSRIL), withdrew from the Partnership as general partner and was replaced by the Boca Raton Management Company, a New York general partnership (BRMC/NY). BRMC/NY was succeeded as general partner on October 1, 1993 by BRMC, L.P., a Delaware limited partnership (BRMC) (see Note 3).

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of the significant accounting principles and practices used in the preparation of the financial statements follows:

BASIS OF FINANCIAL STATEMENT PRESENTATION

     The Partnership prepares its financial statements in conformity with generally accepted accounting principles. These principles require management to
(1) make estimates and assumptions that affect the reported amounts of assets and liabilities, (2) disclose contingent assets and liabilities at the date of the financial statements and (3) report amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

CASH EQUIVALENTS AND RESTRICTED CASH

     The Partnership considers all highly liquid investments with a maturity of three months or less from the date purchased to be cash equivalents. Restricted cash consists principally of escrow accounts restricted as to use and maintained in accordance with the terms of the Partnership's First Mortgage Notes. Short term investments consist primarily of repurchase agreements.

FAIR VALUES OF FINANCIAL INSTRUMENTS

     At December 31, 1996 and 1995, the carrying amounts of cash, cash equivalents and short-term investments approximate their fair value due to their short duration to maturity. The carrying amount of the mortgages and other loans approximate their fair value.

CONCENTRATIONS OF CREDIT RISK AND MARKET RISK

     Concentration of credit risk and market risk associated with cash, cash equivalents, restricted cash and short-term investments are considered low due to the credit quality of the issuers of the financial instruments held by the Partnership and due to their short duration to maturity. Accounts receivable are primarily from major credit card companies and other large corporations. The Partnership performs ongoing credit evaluations of its significant customers and generally does not require collateral.

PREMIER CLUB MEMBERSHIP DEPOSITS

     The Partnership classifies premier club membership deposits as an operating activity in the Statement of Cash Flows (see Note 10).

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

PROPERTY, IMPROVEMENTS AND DEPRECIATION

     Property and improvements are stated at cost and are depreciated on the straight-line method over the estimated useful lives of the assets as follows:

Buildings and improvements..............................  15 - 30 years
Furnishings and equipment...............................   3 - 10 years

     Provision for value impairments are recorded with respect to such assets whenever the estimated future cash flows from operations and projected sales proceeds are less than the net carrying value. The Partnership implemented Statements on Financial Accounting Standards (FAS) No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, effective January 1, 1996. The implementation of FAS No. 121 did not have a material impact on the financial statements. Costs of major renewals and improvements which extend useful lives are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

INVENTORIES

     Inventories consisting of food, beverage and operating supplies are determined using the first-in, first-out method and are stated at the lower of cost or market.

DEFERRED LOAN COSTS

     Deferred loan costs, primarily loan origination and related fees, are capitalized and amortized on the straight-line basis over the terms of the respective debt, which approximates the effective interest method. Deferred loan costs are presented net of accumulated amortization. At December 31, 1996 and 1995, accumulated amortization totaled $643 and $1,320, respectively.

DEFERRED MEMBERSHIP REVENUE

     Deferred membership revenue is recognized as income ratably over the membership year commencing October 1.

RECLASSIFICATIONS

     Certain items for 1994 and 1995 have been reclassified to conform to the 1996 presentation.

PARTNERSHIP RECORDS

     The Partnership's records are maintained on the accrual basis of accounting as adjusted for federal income tax reporting purposes. The accompanying financial statements have been prepared from such records after making adjustments, where applicable, to reflect the Partnership's accounts in accordance with generally accepted accounting principles (GAAP). The net effect of these items is summarized as follows:

                                                              DECEMBER 31,
                                               ------------------------------------------
                                                       1996                  1995
                                               --------------------   -------------------
                                                 GAAP        TAX        GAAP       TAX
                                                 BASIS      BASIS      BASIS      BASIS
                                               ---------   --------   --------   --------
Total assets.................................  $ 178,259   $153,248   $158,433   $133,290
Partners' deficits:
  General Partner............................     (2,492)    (3,127)    (2,249)    (2,834)
  Class A Limited Partners...................    (80,067)  (102,207)   (65,892)   (85,631)
  Class B Limited Partner....................     (1,674)    (1,964)    (1,328)    (1,706)

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                                                    YEAR ENDED DECEMBER 31,
                                   ---------------------------------------------------------
                                          1996                1995               1994
                                   -------------------   ---------------   -----------------
                                     GAAP       TAX       GAAP     TAX      GAAP       TAX
                                    BASIS      BASIS     BASIS    BASIS     BASIS     BASIS
                                   --------   --------   ------   ------   -------   -------
Net income (loss):
  General Partner................  $   (243)  $   (293)  $  171   $  182   $   (52)  $  (163)
  Class A Limited Partners.......   (11,675)   (14,076)   8,209    8,767    (2,495)   (7,835)
  Class B Limited Partner........      (214)      (258)     150      161       (46)     (144)

INCOME TAXES

     No provision has been recorded for income taxes or related credits in the Partnership's financial statements as the results of operations are includable in the income tax returns of the partners. The differences between financial statement income or loss and tax income or loss relate primarily to the methods and lives used to depreciate fixed assets, the treatment of costs of the Premier Membership Program, the treatment of syndication costs and the treatment of the 1994, 1995 and 1996 debt restructurings.

3.  PARTNERSHIP AGREEMENT

     Operating profits and losses of the Partnership are allocated pursuant to the terms of the partnership agreement or in accordance with Internal Revenue Code Section 704(b). Profits and losses attributable to capital items such as a sale or refinancing are allocated among the partners in accordance with the Partnership agreement.

     Distributions of cash flows are made, subject to the participation therein of BRMC, as follows: (a) first, to the Limited Partners in an amount equal to 12% per annum (on a non-cumulative basis) of their aggregate capital contributions (95% to Class A and 5% to Class B); (b) then, to BRMC, the payment of a subordinated incentive fee, as defined in the Partnership Agreement; and
(c) then, of the balance, 98% to the Limited Partners (93.1% to Class A and 4.9% to Class B) and 2% to BRMC.

     Distributions of capital items are made as follows: (a) first, 100% to the Limited Partners until such time as each Limited Partner has received distributions sufficient to reduce their aggregate capital contribution to zero;
(b) then, 100% to BRMC until such time as BRMC has received distributions sufficient to reduce its aggregate capital contributions to zero; (c) then, to the Class A Limited Partners to the extent not previously paid from Cash Flow an amount equal to: 10% per annum of their aggregate capital contributions (on a cumulative basis from January 1, 1984); (d) then, first to the Limited Partners, 90% (85.5% to Class A and 4.5% to Class B) of the next $16,000 and then 10% of such $16,000 to BRMC; and (3) then, 70% to the Limited Partners (66.5% to Class A and 3.5% to Class B) and 30% to BRMC.

     In 1996, the Partnership made capital distributions totaling $2,500 to the Class A Limited Partners and accrued $132 for distributions to the Class B Limited Partners.

     The Partnership relies on mortgages and other loans to fund capital improvements and construction projects. The Partnership expects to meet its cash requirements through operations and the use of existing cash balances.

     As general partner, BRMC is entitled to receive the following forms of compensation and additional distributions (General Partner Compensation):

          1. A supervisory management fee, the lesser of (a) $50 per month and
     (b) 90% of the hypothetical supervisory fee formerly payable to an affiliate of VMSRIL (see Note 8).

          2. A debt restructuring fee with existing creditors, .5% of the principal amount of the Partnership's indebtedness restructured (see Note
     8).

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

          3. A debt or equity capital raising fee, 1.5% of the amount raised. To the extent any capital raised is applied to repay indebtedness, no debt restructuring fee referred to in 2 above shall be payable with respect to the portion of the indebtedness for which a capital raising fee is charged (see Note 8).

          4. A debt reduction fee, 10% of the principal amount of the debt extinguished. BRMC would receive 20% of its debt reduction fee at the closing of the debt reduction transaction, with the balance paid from (a) any excess proceeds from the refinancing of such debt, and (b) any distributions resulting from any sale or refinancing as a preference to the Limited Partners' distributions thereunder (see Note 8).

          5. A participation in cash distributions, BRMC will receive the following distributions:

                                                                     BRMC
CUMULATIVE AMOUNT DISTRIBUTED                                     PERCENTAGE
-----------------------------                                     ----------
First  $10,000..................................................       1%
Next   $10,000..................................................       2
Next   $10,000..................................................       3
Next   $10,000..................................................       4
Next   $10,000..................................................       5
Over   $50,000..................................................      10

        In the event the Limited Partners are diluted in connection with any offering of new Partnership equity, the distribution breakpoints (DBP) in the above table will be adjusted in accordance with the following formula: DBP divided by that percentage of the Partnership's equity owned by the existing Limited Partners upon completion of the financing. Notwithstanding any of the foregoing, BRMC shall receive a total share of such distributions of not less than $500. Such minimum shall not apply in the event that the Limited Partners' cumulative distributions have not exceeded Limited Partners' taxes due thereon.

        6. The foregoing elements set forth in preceding subparagraphs 2, 3, 4 and 5 are limited by the provisions of the first mortgage notes (see Note
     5).

4.  LETTERS OF CREDIT

     As of December 31, 1996 and 1995, the Partnership has two letters of credit which secure two operating leases. The letters of credit are collateralized by certificates of deposit totaling $500 which mature in August 1997 and are included in restricted cash and short-term investments.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

5.  MORTGAGES AND OTHER LOANS PAYABLE

     Various refinancing activities occurred in 1996 and can be summarized as follows:

                                                            (IN THOUSANDS)
                                                                                      TOTAL
                                        OUTSTANDING        1996                    OUTSTANDING
                                        BALANCE AT       PRINCIPAL     1996          DEBT AT
LOAN DESCRIPTION, INTEREST RATE      DECEMBER 31, 1995   PAYMENTS    NEW DEBT   DECEMBER 31, 1996
-------------------------------      -----------------   ---------   --------   -----------------
Nomura-$75,000.....................       $ 71,524        $71,524                    $    -0-
Starwood-$50,000...................         51,000         51,000                         -0-
Starwood-$500 -- 14 1/2%...........            500                                        500
RMA -- 7%..........................         10,000            300                       9,700
Senior Facility, LIBOR + 2 1/4%....                                  110,000          110,000
Subordinate Facility, 13%..........                                   20,000           20,000
Starwood-$35,000, 18.5%............         10,000                    25,000           35,000
Other..............................            212            212                         -0-
                                          --------        --------   --------        --------
                                          $143,236        $123,036   $155,000        $175,200
                                          ========        ========   ========        ========

FIRST MORTGAGE NOTES

     On August 22, 1996, the Partnership entered into an agreement with a consortium of financial institutions to borrow $130,000 primarily for the purpose of refinancing existing first mortgage notes. The agreement consists of a $110,000 Senior Facility (Senior Notes) and a $20,000 Subordinate Facility (Subordinate Notes). Both Facilities mature on August 22, 2001 and accrue interest, based on a 360 day year, payable monthly in arrears. The Senior Notes accrue interest at the lenders' base rate plus one-quarter percent (Base Rate) or LIBOR plus two and one-quarter percent (LIBOR Rate). In 1996, the Partnership selected the LIBOR Rate, averaging approximately 7.814%. The Subordinate Notes accrue interest at a fixed rate of thirteen percent. Both Facilities are secured by a first mortgage and lien on all assets held by the Partnership, except in certain circumstances where other first liens are permitted. The outstanding balance on the First Mortgage Notes at December 31, 1996 totaled $130,000.

     The Partnership is required to make quarterly principal payments of $750 on the Senior Notes commencing September 30, 1998 and increasing to $1,250 on September 30, 1999 and to $1,750 on September 30, 2000. The Partnership is required to make additional principal payments on the Senior Notes and initial principal payments on the Subordinate Notes based upon certain cash flow conditions.

     In accordance with the agreement, the Partnership deposits cash into reserve accounts which are accumulated and restricted to support future debt service, facility expansion, fixed asset replacement and real estate tax payments. Both Facilities contain significant restrictions with respect to payments to Partners and other debt holders.

     In conjunction with the refinancing, the Partnership recorded a loss on debt restructuring of $5,417 which represents the write off of debt issue costs. The Partnership paid a loan prepayment penalty of $3,515 to Nomura.

SECOND MORTGAGE NOTE

     On August 22, 1996, the Partnership entered into an agreement with an institutional lender to borrow $35,000, as evidenced by a promissory note, primarily for the purpose of the planned expansion of the Resort. The note is secured by a second mortgage and lien on all assets held by the Partnership, except in certain circumstances where other liens are permitted. At maturity, August 21, 2003, or prepayment of the note, the Partnership is required to pay an amount which will result in an annual internal rate of return to the lender of

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP eighteen and one-half percent (18.5%). Interest is payable quarterly in arrears commencing October 1, 1996 at a rate of eight percent through December 31, 1998 and fourteen and one-half percent thereafter based on a 360 day year. The Partnership accrues interest at 18.5% per annum. Additional interest and principal payments are required based on certain cash flow conditions. The outstanding balance on the Second Mortgage Note totaled $35,000 at December 31, 1996.

     The Partnership may not prepay the note prior to its third anniversary except in connection with a sale of Partnership assets to a third party. If prepayment occurs before August 23, 2001, the Partnership is required to pay an amount (Prepayment Amount) which would result in an 18.5% internal rate of return to the lender through that date. The Prepayment Amount will be reduced by the return which would result from the lenders' reinvestment of the repaid principal at the United States Treasury Notes rate plus 250 basis points, if prepayment results from sale of Partnership assets or from cash flow; or plus 150 basis points, if prepayment results from refinancing the note or sale or issuance of any ownership interest in the Partnership.

THIRD MORTGAGE NOTE

     On August 22, 1996, a note payable, which was previously secured by a first mortgage, was replaced with a third mortgage and lien on all assets of the Partnership. The note matures on September 30, 2003 and accrues interest at a fixed rate of approximately 14.52% through September 30, 1998 and at a variable rate thereafter payable quarterly in arrears. The outstanding balance on the Third Mortgage Note at December 31, 1996 totaled $500.

     The Partnership is required to make an additional payment (Final Participation Interest) upon maturity of the loan or sale of the Partnership's assets equaling the sum of $750, plus 5% of the Partnership's net asset value as calculated based on certain criteria. In the event of refinancing of the property, the Partnership is required to make a payment of 5% of the net proceeds (Interim Participation Interest). Interim Participation Interest paid will be deducted from the Final Participation Interest amount. In 1996, the Partnership paid $125 of Interim Participation Interest.

OTHER NOTES PAYABLE

     The Partnership's other notes payable represent two unsecured promissory notes with original amounts of $8,000 and $2,000 dated October 7, 1994 related to a settlement agreement whereby the Partnership terminated a 20-year management agreement. Both promissory notes mature on October 7, 2004 and accrue interest at a rate of 7% payable semi-annually in arrears.

     The $8,000 promissory note requires future principal reductions of $320 on October 7, 1997 and $400 on each October 7 from 1998 to 2003, with a balloon payment of $5,040 due at maturity. The $2,000 promissory note payable requires future principal reductions of $80 on October 7, 1997 and $100 on each October 7, from 1998 to 2003, with a balloon payment of $1,260 due at maturity. The notes include limitations on additional senior debt.

     At December 31, 1996, aggregate future maturities of mortgage and other loans payable are as follows:

1997........................................................  $    400
1998........................................................     2,000
1999........................................................     4,500
2000........................................................     6,500
2001........................................................   119,000
Thereafter..................................................    42,800
                                                              --------
                                                              $175,200
                                                              ========

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

     The following schedule reflects the mortgage and loan payable balances as of December 31, 1995. Senior and subordinated notes were refinanced during 1996, as disclosed above:

                                                                  1995
                                                                --------
  A senior note secured by the $130,000 first mortgage on
     the principal resort property, improvements and all
     assets and rights of the Partnership accruing interest
     at 8.26%. The Partnership may pay the loan in whole or
     in part at any time by paying a prepayment fee based on
     a formula.                                                 $ 71,524
  A subordinated note secured by the $130,000 first mortgage on the principal resort property, improvements, and all
     assets and rights of the Partnership accruing interest
     at 14.52%. The balance at December 31, 1995 includes a
     fee of $1,000 due upon payoff of the note. The loan has
     a term of eight years and no amortization period [see
     (b) and (d) below].                                          51,000
  A subordinated note secured by the $130,000 first mortgage on the principal resort property, improvements and all
     assets and rights of the Partnership accruing interest
     at 14.52%. The note contains a provision whereby the
     lender upon the sale or refinancing of the Partnership,
     or substantially all of its assets, is entitled to an
     amount based on a certain formula [see (a) below].              500
     Other loans payable:
  A promissory note bearing interest at 14.5% per annum,
     payable quarterly commencing April 1, 1996. The note is
     collateralized by the notes receivable due from club
     members for the Premier Membership Program at December
     15, 1995 and additions thereafter (see Note 10). The
     loan matures on December 15, 2002, at which time all
     principal and any accrued unpaid interest is due. The
     principal amount due at maturity of the note includes
     an amount, in addition to principal and accrued
     interest, sufficient to provide the lender an internal
     rate of return of 18.5% per annum. [see (c) below].          10,000
  An unsecured promissory note dated October 7, 1994 with
     interest at 7% per annum. The first interest payment is
     due October 7, 1995, with subsequent payments of
     interest due semiannually commencing April 1, 1996.
     Principal payments commence October 7, 1996 in the
     amount of $240 increasing to $400 in the year 2003 with
     a balloon payment of $5,040 due October 7, 2004.              8,000
  An unsecured promissory note dated October 7, 1994 with
     interest at 7% per annum. The first interest payment is
     due October 7, 1995, with subsequent payments of
     interest due semiannually commencing April 1, 1996.
     Principal payments commence October 7, 1996 in the
     amount of $60 increasing to $100 in the year 2003 with
     a balloon payment of $1,260 due October 7, 2004.              2,000
  An unsecured promissory note dated October 7, 1994 with
     interest at 7% per annum. Annual principal payments of
     $100 plus interest commence October 7, 1995.               $    100
  A note payable dated March 31, 1991 for $600 to fund the
     redevelopment and renovation of a resort restaurant.
     Principal and interest payments are made monthly over a
     five-year term at an interest rate of prime plus 2.5%
     (11.0% at December 31, 1995).                                   112
                                                                --------
                                                                 143,236
Current portion of mortgage and other loans payable               (2,347)
                                                                --------
                                                                $140,889
                                                                ========

---------------

(a) On October 11, 1994, the Partnership exercised its call option (the "1994 Refinancing") and paid $45,086 to reduce the then outstanding principal balance of $55,000 on this subordinated note to $500,

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP resulting in a gain on debt restructuring of $6,704, net of $2,710 in capitalized costs on the repaid subordinated note which were written off as a result of the restructuring.

     Also on October 11, 1994, the Partnership entered into a $48,500 subordinated note agreement with a new lender. The proceeds of the note were reduced by a $1,000 commitment fee and used to make the $45,086 payment described above and to pay accrued interest of $216 on the repaid subordinated note, resulting in net cash proceeds of $2,198.

(b) The Partnership's subordinated note in the original principal amount of $48,500 was retired on September 29, 1995 (the "1995 Refinancing"). The total principal and interest owed to the Lender under the note was $50,241. An additional Payoff Premium of $1,500 was also owed to the Lender under the note. The Partnership made a cash payment of $1,741 to the Lender for accrued interest at September 29, 1995 and refinanced $50,000 with the issuance of a $50,000 subordinated note. As a result of the 1995 Refinancing, approximately $1,696 in deferred loan costs were written off resulting in a loss on extinguishment of debt of said amount.

     In connection with the 1995 Refinancing, the Partnership paid $389 in closing costs and legal fees. These loan costs were capitalized and are being amortized on a straight line basis over the term of the loan.

(c) On December 15, 1995, the Partnership entered into a $10,000 promissory note, the proceeds of which were deposited into an escrow account. The balance in the escrow account at December 31, 1995 is $9,864 and is included in restricted cash and short-term investments in the accompanying balance sheet. The proceeds of the note are to be used for the construction of certain hotel property.

     The Note is prepayable at any time, provided that any prepayments made prior to December 15, 2000 require a prepayment fee sufficient to provide the holder an internal rate of return of 16% per annum through December 15, 2000 based upon a yield maintenance formula.

(d) The note calls for $1,000 fee due upon payoff. This fee is being accreted over the life of the loan. At December 31, 1995, included in deferred loan costs is approximately $968, which represents the $1,000 fee less accumulated accretion of $32.

     Under the terms of the senior and subordinated mortgage notes described above, certain amounts are required to be deposited in an escrow account for the purposes of paying personal and real property taxes. The balance in the personal and real property taxes account was $853 at December 31, 1995. The terms of these mortgages also require funds to be escrowed for capital repairs and replacements to the resort. The balance in the capital repair and replacement escrow account was $2,148 at December 31, 1995.

     The mortgage loan agreements include certain restrictive covenants including, among other things, the maintenance of a senior debt service ratio, as defined, of 1.75 to 1 and a subordinate debt service coverage ratio, as defined, of 1.2 to 1, restrictions on general and limited partner distributions and limitations on the incurrence of new debt.

6.  BANYAN MORTGAGE LOANS

     The Banyan mortgage loans consisted of three matured first mortgage loans collateralized by certain land (the Marina Parcel) and the Boca Golf and Tennis Country Club. At December 31, 1994, the mortgage loans had principal balances of $8,100, $10,354 and $2,031 and accrued interest totaled $4,388. During 1994 and 1995, no principal payments were made, other than as described below, and, in accordance with the terms of the agreements, interest totaling $2,419 was incurred in 1994.

     On December 29, 1994 (the Settlement Date), the Partnership entered into a settlement agreement which called for the following: (1) a payment of $1,000, which was made on November 29, 1994, and applied against outstanding principal;
(2) a payment to be made of $3,500, plus interest accrued from the Settlement Date to the date of payment, to release the Boca Golf and Tennis Country Club from the mortgage loans; and (3) a foreclosure sale on the Marina Parcel, to be held subsequent to December 31, 1994.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

     On January 17, 1995, the Partnership made the $3,500 payment, plus accrued interest of $18, and on January 26, 1995, a foreclosure sale was held and the lender obtained ownership of the Marina Parcel.

     The settlement is deemed to have occurred at the time the $3,500 payment was made and the foreclosure sale was held. Accordingly, in 1995, the Partnership recognized a net gain of $12,024 consisting of $21,373 in forgiveness of principal and interest offset by a write-off of $9,349 representing the carrying value of the Marina Parcel.

     The Partnership agreed to lease the Marina Parcel from the owner for $8 per month which terminated December 1, 1996 and was subsequently extended to January 1, 1997. On January 2, 1997, the Partnership entered into an agreement with the owner for the right of partial use of the marina property. The agreement's initial term expires on September 1, 1997 and is automatically renewable upon notice, unless terminated by either property owner or the Partnership.

7.  SERVICES AGREEMENT

     The Partnership has entered into a services agreement with an individual to provide executive services. Pursuant to the agreement, the individual has agreed to serve as a director of the corporate general partner of BRMC. The term of the agreement is ten years commencing on January 1, 1993. As compensation for these services, the individual receives the following:

          1. Basic advisory fee of not less than $150 per year payable in equal monthly installments.

          2. For the first three calendar years, a guaranteed bonus equal to the greater of $35 or 2.5% of the Partnership's adjusted contract year earnings in excess of the contract year base level earnings.

          3. Complimentary Premier Club membership.

     The basic advisory fee of $150 was paid to the individual in 1994, 1995 and 1996. Cumulative bonuses totaling $107 have been accrued and are included in other accounts payable and accrued expenses at December 31, 1996.

8.  OTHER RELATED PARTY TRANSACTIONS

     As described in Note 3, BRMC is entitled to receive several forms of compensation. In respect to Note 3 subparagraph 1, the Partnership paid $600 in supervisory management fees during 1994, 1995 and 1996. In connection with Note 3 subparagraph 2, 3, 4 and 5, the following sets forth the extent of amounts owed by the Partnership to BRMC.

     Fees incurred in 1993
       Capital raising fee(1)....................................  $   1,650
       Debt reduction fee(2).....................................      1,416
                                                                   ---------
     Balance due as of December 31, 1993.........................      3,066
     Less: Payment made in 1994 in connection with balance due as
           of December 31, 1993..................................       (500)
     Plus: Fees incurred in 1994
           Capital raising fee(3)................................        728
           Debt reduction fee(4).................................      1,140
           Settlement fee(5).....................................        400
                                                                   ---------
     Balance due as of December 31, 1994.........................      4,834

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

     Plus: Fees incurred in 1995
           Debt restructuring fee(6).............................        243
           Capital raising fee(7)................................        173
           Debt reduction fee(8).................................        650
                                                                   ---------
     Balance due as of December 31, 1995.........................      5,900
     Less: Payment made in 1996 in connection with balance due as
           of December 31, 1995..................................     (4,500)
     Plus: Capital raising fee incurred in 1996(9)...............      2,325
                                                                   ---------
     Balance due as of December 31, 1996.........................  $   3,725
                                                                   =========
(1)  Aggregate new money raised in 1993..........................    110,000
     Capital raising fee (@ 1.5%)................................      1,650
(2)  Original principal replaced.................................    154,908
     Less: Replacement financing.................................   (140,750)
                                                                   ---------
     Debt reduction amount.......................................     14,158
                                                                   =========
     Debt reduction fee (@ 10%)..................................      1,416
(3)  Aggregate new money raised in 1994..........................     48,500
     Capital raising fee (@ 1.5%)................................        728
(4)  Original principal replaced.................................     25,200
     Less: Loan payments.........................................     (4,500)
     Value of Marina Parcel per settlement.......................     (9,300)
                                                                   ---------
     Debt reduction amount.......................................     11,400
                                                                   =========
     Debt reduction fee (@ 10%)..................................      1,140
(5)  RMA settlement fee..........................................        400
(6)  Debt restructured in 1995...................................     48,500
     Debt restructuring fee (@ 0.5%).............................        243
(7)  Aggregate new money raised in 1995..........................     11,500
     Capital raising fee (@ 1.5%)................................        173
(8)  Original principal replaced.................................     54,500
     Less: Replacement financing payoff amount...................    (51,000)
     Plus: New money included in replacement financing...........      3,000
                                                                   ---------
     Debt reduction amount.......................................      6,500
                                                                   =========
     Debt reduction fee (@ 10%)..................................        650
(9)  Aggregate new money raised in 1996..........................    155,000
     Capital raising fee (@ 1.5%)................................  $   2,325

     Payment of the balance due BRMC at December 31, 1996 is restricted in accordance with provisions of the First Mortgage Notes. There is $25 due to the BRMC from future distribution to Limited Partners for the participation fee on the $2,500 distribution made during 1996.

     In 1994, the Partnership received $500 from an affiliate of VMSRIL for reimbursement of a percentage of shared executives' salaries and benefits and $60 for office space rental.

9.  PROFIT SHARING PLAN

     On January 1, 1987, the Partnership established the Boca Raton Hotel and Beach Club Employees Savings and Thrift Plan and Trust (the "BEST Plan"). Substantially all employees are eligible to participate

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP in the BEST Plan. The BEST Plan allows participants to contribute up to 16% of their total compensation. The Partnership is required to contribute 50% of the first 6% of the employee's earnings. The Partnership's contributions to the BEST Plan were $360, $362, and $387 for the years ended December 31, 1994, 1995, and 1996, respectively.

10.  PREMIER CLUB MEMBERSHIP DEPOSITS AND CREDITS

     During 1991, the Partnership introduced the Premier Club at the resort complex. The program requires an initial membership deposit and annual dues based on the number and type of facilities the member uses.

     Under the terms of the Premier Club, commencing in January 1991, applications for membership required a deposit of $15 ($12 for members under a prior program). The required deposit was increased to $18 as of May 1, 1992, $22 as of May 1, 1993, $25 as of May 1, 1994 and $28 as of May 1, 1995 and $30 as of May 1, 1996. As of December 31, 1996, the Partnership has recorded membership deposits of $59,287, of which $47,201 has been either received or credited. As of December 31, 1996, $1,912 of membership notes bear interest at 7% per annum and the remaining balance of $10,174 is non-interest bearing. The membership notes will be collected by 2003 as follows:

1997........................................................  $ 3,840
1998........................................................    3,327
1999........................................................    2,723
2000........................................................    1,565
2001........................................................      565
Thereafter..................................................       66
                                                              -------
                                                              $12,086
                                                              =======

     Premier Club deposits are net of a deposit credit of $3,584 and $3,462 at December 31, 1995 and 1996, respectively, granted to members of a prior membership program. The deposit credit is amortized on the interest method over 30 years. If any member paying over time suspends payments, amounts paid to date will be forfeited and recognized as income. Fully paid deposits are refundable upon the death of a member or a member's spouse and upon the expiration of the 30-year membership term (subject to renewal). The deposit is refundable upon a member's resignation from the Premier Club, but only out of the proceeds of the membership deposit of the fifth new member to join the Premier Club following refund of all previously resigned members' deposits.

11.  COMMITMENTS, CONTINGENCIES AND OTHER MATTERS

     On August 5, 1993, the Partnership entered into agreements to lease food and beverage operations at the Deer Creek and Carolina country club facilities. The Partnership is entitled to food and beverage revenues from the operation of the facilities and is obligated to pay all employee costs, certain maintenance costs and 50% of the following: real and personal property taxes, insurance premiums and common area maintenance costs, and certain other items, in accordance with the terms of the agreements. For the years ended December 31, 1994, 1995 and 1996, rental and other expenses include net losses from these leases operations of $365, $261 and $431, respectively, which are net of food and beverage revenues totaling $5,164, $5,241 and $5,018, respectively. Included in the net losses from these operations are rent expense under the related leases of $305, $397 and $321, respectively.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

     Minimum future obligations under operating leases, in effect at December 31, 1996, for certain equipment and the Deer Creek and Carolina food and beverage operations are as follows:

1997........................................................  $1,620
1998........................................................   1,522
1999........................................................   1,386
2000........................................................     343
2001........................................................     327
Thereafter..................................................     321
                                                              ------
                                                              $5,519
                                                              ======

     Rent expense under operating leases, excluding rent expense under the Deer Creek and Carolina country club leases, totaled $566, $1,290 and $1,493 for the years ended December 31, 1994, 1995 and 1996, respectively.

     In conjunction with the closing of the First and Second Mortgage Notes, bonuses totaling $1,000 were paid to certain employees of the Partnership.

     State of Florida Department of Revenue performed audits of the Partnership's Sales and Use and Intangible taxes for the periods March 31, 1991 to December 31, 1995 and January 1, 1991 to January 1, 1995, respectively. The Partnership was assessed an additional $248 of taxes and $106 of interest. The Partnership disputes the assessments and believes it will be successful in defending its position. Accordingly, no additional liability has been accrued.

     The Partnership and KSL Recreation Corporation (KSL) entered into a settlement agreement and general release on April 24, 1996. In accordance with the settlement agreement, the Partnership agreed to pay KSL an amount totaling $1,250, in exchange for mutual releases and discharges from all actions and obligations from their respective suits. In accordance with the agreement, the Partnership paid $750 and agreed to pay $500 on or before June 30, 1998. At December 31, 1995, $950 was included in accrued settlement cost in the accompanying balance sheet.

     The Partnership is subject to various actions arising out of the operations of its business. Management is vigorously defending these actions and believes that all actions are adequately covered by insurance.

     In November 1995, the Partnership began Phase I of a planned $40,000 expansion of the Resort. At December 31, 1996, the Partnership incurred $15,148 of costs related to the expansion; $8,396 was completed in 1996 and includes building of a parking garage and tennis courts. The balance of the expansion plan encompasses construction of a new conference center, completion of a fitness center and certain other minor improvements to the Resort facilities. Construction of the new conference center commenced in September 1996. As of December 31, 1996 and in connection with the Project, the Partnership had contractual commitments for capital expenditures of $28,406 of which $1,507 is included in other accounts payable and accrued expenses in the accompanying balance sheet.

12.  SUBSEQUENT EVENTS

     On March 20, 1997, BRMC, BRMC's corporate general partner, and the Partnership entered into a Contribution and Exchange Agreement with Florida Panthers Holdings, Inc. (Panthers) and Panthers BRHC Limited to convey substantially all of the assets and liabilities of the Partnership in exchange for cash and ownership interests (as defined in the agreement) in Florida Panthers Holdings, Inc. This exchange of interests, which is subject to approval of the limited partners of the Partnership and the shareholders of Panthers, has an agreed-upon value of approximately $325,000 and is to close within five days of registering Panthers BRHC Limited shares and Panthers shares and warrants under the Securities Act of 1933 and under applicable state securities law.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                              MARCH 31,    DECEMBER 31,
                                                              ---------    ------------
                                                                1997           1996
                                                              ---------    ------------
                                                              (UNAUDITED)
                                        ASSETS
Current assets:
  Cash and cash equivalents.................................  $  1,736       $  1,126
  Restricted cash and short-term investments................    28,005         18,887
  Accounts receivable, net of allowance for doubtful
     accounts of $397 and $412, respectively, at March 31,
     1997 and December 31, 1996.............................    11,689         12,203
  Current portion of Premier Club promissory notes for
     membership deposits....................................     3,892          3,840
  Other current assets......................................       970            727
  Prepaid insurance.........................................     1,489          1,697
  Inventories...............................................     5,773          5,725
                                                              --------       --------
          Total current assets..............................    53,554         44,205
Premier Club promissory notes for membership deposits, less
  current portion...........................................     8,131          8,246
Property and improvements:
  Land......................................................    26,851         26,851
  Buildings and improvements................................   114,199        114,199
  Furnishings and equipment.................................    20,407         20,407
  Construction in progress..................................     9,335          6,750
                                                              --------       --------
                                                               170,792        168,207
  Less accumulated depreciation.............................   (54,003)       (52,479)
                                                              --------       --------
                                                               116,789        115,728
Deferred loan costs and other, net..........................     9,620         10,080
                                                              --------       --------
                                                              $188,094       $178,259
                                                              ========       ========

                           LIABILITIES AND PARTNERS' DEFICIT
Current liabilities:
  Accounts payable, trade...................................  $  5,791       $  4,490
  Advance deposits..........................................     2,511          3,027
  Accrued interest payable..................................     4,466          3,296
  Accrued payroll costs and employee benefits...............     2,674          3,015
  Due to general partner....................................     3,725          3,725
  Other accounts payable and accrued expenses...............     6,746          6,102
  Deferred membership revenue...............................     4,936          7,232
  Current portion of mortgage and other loans payable.......       400            400
                                                              --------       --------
          Total current liabilities.........................    31,249         31,287
Mortgage and other loans payable, less current portion......   174,800        174,800
Accrued settlement costs....................................       500            500
Premier Club membership deposits and credits, net...........    58,011         55,905
Partners' deficit:
  General Partner...........................................    (2,337)        (2,492)
  Class A Limited Partners..................................   (72,593)       (80,067)
  Class B Limited Partner...................................    (1,536)        (1,674)
                                                              --------       --------
          Total Partners' deficit...........................   (76,466)       (84,233)
                                                              --------       --------
                                                              $188,094       $178,259
                                                              ========       ========

   The accompanying notes are an integral part of these financial statements.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                1997       1996
                                                              --------   --------
                                                                  (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Rooms.....................................................   $18,523    $17,593
  Food and beverage.........................................    10,443     10,582
  Club Membership, Retail and Other.........................    10,664      9,454
                                                               -------    -------
          Total revenues....................................    39,630     37,629
Cost of Revenue:
  Rooms.....................................................     3,194      3,126
  Food and beverage.........................................     7,545      7,356
  Club Membership, Retail and Other.........................     5,772      5,142
  Selling, general and administrative.......................     4,334      4,270
  Property maintenance and energy costs.....................     2,444      2,555
  Other indirect costs......................................     2,007      2,369
                                                               -------    -------
          Total cost of revenue.............................    25,296     24,818
Depreciation and amortization...............................     1,559      1,391
Operating income............................................    12,775     11,420
Interest expense, net.......................................     5,008      3,903
Profit before extraordinary items...........................     7,767      7,517
                                                               -------    -------
Net income..................................................   $ 7,767    $ 7,517
                                                               =======    =======

   The accompanying notes are an integral part of these financial statements.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                FOR THE THREE
                                                                MONTHS ENDED
                                                                  MARCH 31,
                                                              -----------------
                                                               1997      1996
                                                              -------   -------
                                                                 (UNAUDITED)
Operating activities:
  Net income................................................  $ 7,767   $ 7,517
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................    1,938     1,444
     Changes in operating assets and liabilities:
       Accounts receivable..................................      514    (2,064)
       Prepaid expenses and other assets....................      (35)     (622)
       Inventories..........................................      (48)      (82)
       Accounts payable, trade..............................    1,301    (1,265)
       Advance deposits.....................................     (517)     (275)
       Accrued interest payable.............................    1,170       540
       Accrued payroll costs and employee benefits..........     (341)       87
       Other accounts payable and accrued expenses..........      644     1,106
       Deferred membership revenue..........................   (2,296)   (1,705)
       Premier Club Membership cash and note payments.......    2,216     1,206
                                                              -------   -------
       Net cash provided by operating activities............   12,313     5,887
                                                              -------   -------
Investing activities:
  Restricted cash and short-term investments................   (9,118)    2,002
  Additions to construction in progress.....................   (2,585)   (2,183)
                                                              -------   -------
       Net cash used in investing activities................  (11,703)     (181)
                                                              -------   -------
Financing activities:
  Principal payments of mortgage and other loans payable....       --      (482)
                                                              -------   -------
       Net cash used in financing activities................       --      (482)
                                                              -------   -------
Net increase in cash and cash equivalents...................      610     5,224
Cash and cash equivalents at beginning of period............    1,126     2,886
                                                              -------   -------
Cash and cash equivalents at end of period..................  $ 1,736   $ 8,110
                                                              =======   =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest......................  $ 3,447   $ 3,307
                                                              =======   =======

   The accompanying notes are an integral part of these financial statements.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS

1. INTERIM FINANCIAL STATEMENTS

     The accompanying unaudited financial statements of Boca Raton Hotel and Club Limited Partnership (the "Partnership") as of March 31, 1997 and for the three months ended March 31, 1997 and 1996 have been prepared by the Company without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information related to the Company's organization, significant accounting policies and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These unaudited financial statements reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly state the financial position and the results of operations for the periods presented and the disclosures herein are adequate to make the information presented not misleading. Operating results for the interim periods presented are not indicative of the results that can be expected for a full year.

2. COMMITMENTS AND CONTINGENCIES

     On March 20, 1997, BRMC, corporate general partner of BRMC, L.P., and the Partnership entered into a Contribution and Exchange Agreement with Florida Panthers Holdings, Inc. (Panthers) and Panthers BRHC Limited to convey substantially all of the assets and liabilities of the Partnership in exchange for cash and ownership interests (as defined in the agreement) in Florida Panthers Holdings, Inc. This exchange of interests, which is subject to approval of the limited partners of the Partnership and the shareholders of Panthers, had an agreed-upon value of approximately $325,000 and is to close within five days of registering Panthers BRHC Limited shares and Panthers shares and warrants under the Securities Act of 1933 and under applicable state securities law.

3. SUBSEQUENT EVENT

     On April 3, 1997, the Partnership sold approximately 7 acres of land that formed part of the Resort Golf Course for $6,675,000. The proceeds from this sale will be used to completely reconstruct the Golf Course and provide additional working capital. The estimated cost of the project is approximately $6,000,000. Construction began on April 21, 1997 and is anticipated to be ready for play December 15, 1997.

                        FLORIDA PANTHERS HOLDINGS, INC.

                                INTRODUCTION TO
                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

GENERAL

     The following Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 1997 and the Unaudited Pro Forma Statements of Operations for the year ended June 30, 1996 and nine months ended March 31, 1997 reflect adjustments to Florida Panthers Holdings, Inc. (the "Company"), Hyatt Regency Pier 66 Hotel ("2301 Ltd."), Radisson Bahia Mar Resort and Yachting Center ("Rahn Ltd."), Incredible Ice and Boca Raton Resort & Club historical financial position and results of operations to give effect to the transactions discussed below as if such transactions had been consummated at March 31, 1997, or at the beginning of the period presented.

SEASONALITY

     The Company operates in two separate business segments, both of which are seasonal. Hockey related revenues and team operating expenses are recognized during the regular season which extends from early October through mid-April. In addition, approximately 45% to 50% of the resort net operating revenues are earned during the period from January through April.

THE PRIOR OFFERINGS

     The Unaudited Pro Forma Statements of Operations reflect the Company's Prior Offerings, which were effective November 13, 1996 and the application of the net proceeds therefrom, as if these offerings had occurred at the beginning of the periods presented.

PRIVATE PLACEMENT TRANSACTION

     On January 30, 1997, the Company issued and sold 2,460,000 shares of unregistered, but otherwise unrestricted, Class A Common Stock in a Private Placement at a price of $27.75 per share. The Private Placement resulted in net proceeds to the Company of $65.6 million after deducting placement agency fees and other expenses. The application of the net proceeds of the Private Placement has been reflected in the Unaudited Pro Forma Consolidated Statements of Operations as if it had occurred at the beginning of the periods presented.

2301 LTD. AND RAHN LTD.

     Pursuant to the Pier 66 Exchange Agreement, on March 4, 1997 all of the ownership interests, comprised of capital stock and partnership interests, of each of the entities which own, directly or indirectly, all of the general and limited partnership interests in 2301 Ltd. were exchanged for 4,450,000 shares of the Company's Class A Common Stock. Pursuant to the Bahia Mar Exchange Agreement, on March 4, 1997 all of the ownership interests, comprised of capital stock and partnership interests, of each of the entities which own, directly or indirectly, all of the general and limited partnership interests in Rahn Ltd. were exchanged for 3,950,000 shares of the Company's Class A Common Stock. After the consummation of the transactions contemplated by the Exchange Agreements, the Company owns all of the ownership interests of each of the entities which own, directly or indirectly, all of the general and limited partnership interests in 2301 Ltd. and Rahn Ltd.

INCREDIBLE ICE

     On January 31, 1997, the Company acquired substantially all of the business, assets and operations of Iceland (Coral Springs) Corp. and Iceland Holdings, Inc. ("Incredible Ice"), including the business, assets and operations of a twin pad ice rink facility. In addition, the Company acquired from an architectural firm and such architectural firm's principal certain architectural plans and designs relating to the ice rink facility.

The consideration paid by the Company in connection with these acquisitions consisted of the assumption by the Company of a maximum of approximately $8,100,000 in construction-related obligations, of which approximately $6,700,000 was repaid upon consummation of the referenced acquisition, $1,000,000 in cash and 212,766 shares of unregistered, but otherwise unrestricted, Class A Common Stock with a market value, if registered and tradeable, of $4,000,000. These acquisitions will be accounted for as a purchase business combination.

BOCA RATON HOTEL AND CLUB

     On March 20, 1997, the Company entered into a definitive agreement (the "Contribution and Exchange Agreement") with Boca Raton Hotel and Club Limited Partnership, a Florida limited partnership ("Boca Partnership"), BRMC, L.P., a Delaware limited partnership and the general partner of the Boca Partnership (the "General Partner"), and BRMC Corporation, a Delaware corporation and general partner of the General Partner ("BRMC"). Upon the terms and subject to the provisions of the Contribution and Exchange Agreement, all of the assets of Boca Partnership were transferred to Panthers BRHC Limited, a newly-formed Florida limited partnership ("Panthers BRHC"), in which the managing general partner and the limited partner are wholly-owned by the Company. As set forth in the Contribution and Exchange Agreement, the Company, through the managing general partner, limited partner and Panthers BRHC, paid the following consideration: (i) a non-managing general partnership interest in Panthers BRHC;
(ii) warrants (the "Warrants") to purchase 869,810 shares of Panthers Holdings' Class A common stock, par value $.01 per share (the "Class A Common Stock");
(iii) 189,574 shares of Class A Common Stock, which were used to compensate certain affiliates of Boca Partnership, who through their affiliates control the Boca General Partner, for their involvement in integrating Boca Raton Resort and Club into the Company; (iv) 82,729 shares of Class A Common Stock, which were used to pay persons to whom Boca Partnership is obligated to pay fees; (v) Exchange Rights which, when distributed to the Boca General Partner and the limited partners in accordance with the partnership agreement of Boca Partnership, will entitle such holders, without any additional consideration, to sell their partnership interests to an affiliate of the Company in exchange for approximately 4,242,586 shares of Class A Common Stock exercisable at any time before January 1, 2001; and (vi) the assumption of indebtedness and payment of deferred fees and additional interest charges owed by the Boca Partnership in the amount of approximately $205.9 million, of which approximately $95.9 million was repaid upon consummation of the Contribution and Exchange. Of the $95.9 million which was repaid, $60.9 million was paid from the Company's working capital and $35.0 million was paid from the incurrence of additional debt.

                        FLORIDA PANTHERS HOLDINGS, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 1997
                                 (IN THOUSANDS)

                                                            BUSINESS TO BE ACQUIRED           PRO FORMA AS
                                                         ------------------------------     ADJUSTED FOR THE
                                      FLORIDA PANTHERS   BOCA RATON HOTEL   ACQUISITION      BUSINESS TO BE
                                       HOLDINGS, INC.         & CLUB        ADJUSTMENTS         ACQUIRED
                                      ----------------   ----------------   -----------     ----------------
Current Assets:
  Cash and equivalents..............      $ 75,129           $  1,736        $ 35,000(c)        $ 16,012
                                                                              (95,853)(c)
  Accounts receivable...............        10,445             15,581                             26,026
  Prepaid expenses and other........         1,831             36,237                             38,068
                                          --------           --------        --------           --------
          Total current assets......        87,405             53,554         (60,853)            80,106
Property and equipment, net.........       129,152            116,789         228,201(a)         474,142
Franchise cost, net.................        22,033                                                22,033
Player contract acquisition costs,
  net...............................         4,438                                                 4,438
Investment in Miami Arena
  contract..........................         8,609                                                 8,609
Other intangible assets, net........         6,118                                                 6,118
Other assets........................         4,316             17,751          (9,620)(b)         12,447
                                          --------           --------        --------           --------
          Total assets..............      $262,071           $188,094        $157,728           $607,893
                                          ========           ========        ========           ========
Current Liabilities:
  Deferred revenue..................      $  6,541           $  4,936                           $ 11,477
  Accounts payable and accrued
     expenses.......................         9,298             19,677        $ 11,800(b)          40,775
  Current portion of long-term
     debt...........................        15,235                400                             15,635
  Other current liabilities.........         3,611              6,236          (3,725)(c)          6,122
                                          --------           --------        --------           --------
          Total current
            liabilities.............        34,685             31,249           8,075             74,009
Long-term debt......................        25,951            174,800          20,332(b)         170,508
                                                                               35,000(c)
                                                                              (85,575)(c)
Other non-current liabilities.......         1,560             58,511                             60,071
Shareholders' Equity
     Class A Common Stock...........           234                                 45(d)             279
     Class B Common Stock...........             3                                                     3
     Contributed capital............       200,124            (76,466)        179,851(d)         303,509
     Accumulated deficit............          (486)                                                 (486)
                                          --------           --------        --------           --------
          Total shareholders'
            equity..................       199,875            (76,466)        179,896            303,305
                                          --------           --------        --------           --------
          Total liabilities and
            shareholders' equity....      $262,071           $188,094        $157,728           $607,893
                                          ========           ========        ========           ========

           The accompanying notes to unaudited pro forma consolidated financial statements are an integral part of these statements.

                        FLORIDA PANTHERS HOLDINGS, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                        NINE MONTHS ENDED MARCH 31, 1997
                                 (IN THOUSANDS)

                                                                                            BUSINESSES ACQUIRED(V)
                                                                                      -----------------------------------
                                           FLORIDA
                                           PANTHERS                     PRO FORMA
                                        HOLDINGS, INC.    OFFERING          AS                                ACQUISITION
                                            ACTUAL       ADJUSTMENTS     ADJUSTED     2301 LTD.   RAHN LTD.   ADJUSTMENTS
                                        --------------   -----------   ------------   ---------   ---------   -----------
Revenue:
 Ticket sales.........................     $18,944                       $18,944
 Television and radio.................       5,745                         5,745
 Advertising and promotion............       3,580                         3,580
 Arena operations.....................       2,138                         2,138
 Rooms................................       2,535                         2,535       $ 8,846     $ 5,031
 Yachting and marina services.........         701                           701         2,242       2,865
 Food, beverage and banquets..........       1,209                         1,209         5,800       1,867
 Retail and other.....................         507                           507         1,623       1,815
 Other, primarily concessions.........       1,778                         1,778
                                           -------         ------        -------       -------     -------      -------
      Total revenue...................      37,137                        37,137        18,511      11,578
Cost of revenue:
 Team operations......................      27,482                        27,482
 Ticketing and arena operations.......       2,865                         2,865
 Rooms................................         408                           408         1,925       1,071
 Yachting and marina services.........         169                           169           656         612
 Food, beverage and banquets..........         843                           843         4,371       1,436
 Retail and other.....................         219                           219           727         796
 Selling, general and
   administrative.....................       7,243                         7,243         5,513       3,658      $   301(j)
                                           -------         ------        -------       -------     -------      -------
      Total cost of revenue...........      39,229                        39,229        13,192       7,573          301
Amortization and depreciation.........      (3,586)                       (3,586)       (1,155)     (1,348)        (977)(i)
                                           -------         ------        -------       -------     -------      -------
Operating income (loss)...............      (5,678)                       (5,678)        4,164       2,657       (1,278)
Interest and other, net...............      (1,844)        $2,069(g)         225        (1,487)       (816)
                                           -------         ------        -------       -------     -------      -------
Net income (loss).....................     $(7,522)        $2,069        $(5,453)      $ 2,677     $ 1,841      $(1,278)
                                           =======         ======        =======       =======     =======      =======
Net income (loss) per share...........     $ (0.72)(f)                   $ (0.43)(h)
Pro Forma weighted average shares
 outstanding..........................      10,498(f)                     12,811(h)

                                                     BUSINESSES ACQUIRED(V)                   BUSINESS TO BE ACQUIRED(E)
                                        -------------------------------------------------   ------------------------------
                                                                          PRO FORMA AS
                                                                        ADJUSTED FOR THE
                                        INCREDIBLE   ACQUISITION           BUSINESSES       BOCA RATON HOTEL   ACQUISITION
                                           ICE       ADJUSTMENTS            ACQUIRED             & CLUB        ADJUSTMENTS
                                        ----------   -----------        -----------------   ----------------   -----------
Revenue:
 Ticket sales.........................                                       $18,944
 Television and radio.................                                         5,745
 Advertising and promotion............                                         3,580
 Arena operations.....................                                         2,138
 Rooms................................                                        16,412            $35,579
 Yachting and marina services.........                                         5,808
 Food, beverage and banquets..........                                         8,876             26,053
 Retail and other.....................                                         3,945             27,680
 Other, primarily concessions.........   $   356                               2,134
                                         -------          ---                  -----              -----          -------
      Total revenue...................       356                              67,582             89,312
Cost of revenue:
 Team operations......................                                        27,482
 Ticketing and arena operations.......                                         2,865
 Rooms................................                                         3,404              8,199
 Yachting and marina services.........                                         1,437
 Food, beverage and banquets..........                                         6,650             20,410
 Retail and other.....................                                         1,742             14,694
 Selling, general and
   administrative.....................     1,175(k)     $   4(j)              17,894             25,917          $  (817)(j)(n)
                                         -------          ---                  -----              -----          -------
      Total cost of revenue...........     1,175            4                 61,474             69,220             (817)
Amortization and depreciation.........       (36)         (89)(l)             (7,191)            (4,667)          (1,768)(i)
                                         -------          ---                  -----              -----          -------
Operating income (loss)...............      (855)         (93)                 (1,083)            15,425            (951)
Interest and other, net...............                                        (2,078)           (13,250)           4,550 (o)
                                         -------          ---                  -----              -----          -------
Net income (loss).....................   $  (855)       $ (93)               $(3,161)           $ 2,175          $ 3,599
                                         =======          ===                  =====              =====          =======
Net income (loss) per share...........                                       $ (0.15)(m)
Pro Forma weighted average shares
 outstanding..........................                                        20,550(m)


                                          PRO FORMA AS
                                        ADJUSTED FOR THE
                                         BUSINESS TO BE
                                            ACQUIRED
                                        ----------------
Revenue:
 Ticket sales.........................      $ 18,944
 Television and radio.................         5,745
 Advertising and promotion............         3,580
 Arena operations.....................         2,138
 Rooms................................        51,991
 Yachting and marina services.........         5,808
 Food, beverage and banquets..........        34,929
 Retail and other.....................        31,625
 Other, primarily concessions.........         2,134
                                              ------
      Total revenue...................       156,894
Cost of revenue:
 Team operations......................        27,482
 Ticketing and arena operations.......         2,865
 Rooms................................        11,603
 Yachting and marina services.........         1,437
 Food, beverage and banquets..........        27,060
 Retail and other.....................        16,436
 Selling, general and
   administrative.....................        42,994
                                              ------
      Total cost of revenue...........       129,877
Amortization and depreciation.........       (13,626)
                                              ------
Operating income (loss)...............        13,391
Interest and other, net...............       (10,778)
                                              ------
Net income (loss).....................      $  2,613
                                              ======
Net income (loss) per share...........      $   0.10(p)
Pro Forma weighted average shares
 outstanding..........................        27,312(p)

The accompanying notes to unaudited pro forma consolidated financial statements are an integral part of these statements.

                        FLORIDA PANTHERS HOLDINGS, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                            YEAR ENDED JUNE 30, 1996

                                                                                                    BUSINESSES ACQUIRED(V)
                                                                                                    ----------------------

                                                       FLORIDA
                                                       PANTHERS
                                                    HOLDINGS, INC.     OFFERING       PRO FORMA
                                                        ACTUAL        ADJUSTMENTS    AS ADJUSTED    2301 LTD.   RAHN LTD.
                                                    --------------    -----------    -----------    ---------   ----------
Revenue:
 Ticket Sales.....................................     $ 23,226                       $ 23,226
 Television and radio.............................        5,141                          5,141
 Advertising and promotion........................        2,192                          2,192
 Arena operations.................................        1,082                          1,082
 Rooms............................................                                                   $12,036     $ 6,251
 Yachting and marina services.....................                                                     3,481       3,813
 Food, beverage and banquets......................                                                     8,309       2,379
 Retail and other.................................                                                     2,513       2,365
 Other, primarily concessions.....................        2,446                          2,446
                                                       --------         ------        --------       -------     -------
      Total revenue...............................       34,087                         34,087        26,339      14,808
Cost of revenue:
 Team operations..................................       32,639                         32,639
 Ticketing and arena operations...................        3,319                          3,319
 Rooms............................................                                                     2,698       1,402
 Yachting and marina services.....................                                                     1,175         733
 Food, beverage and banquets......................                                                     6,340       1,870
 Retail and other.................................                                                     1,078       1,088
 Selling, general and administrative..............        8,371                          8,371         7,957       5,068
                                                       --------         ------        --------       -------     -------
      Total cost of revenue.......................       44,329                         44,329        19,248      10,161
 Amortization and depreciation....................       (9,815)                        (9,815)       (1,608)     (1,935)
                                                       --------         ------        --------       -------     -------
Operating income (loss)...........................      (20,057)                       (20,057)        5,483       2,712
Interest and other, net...........................       (5,082)        $5,030(g)          (52)       (2,299)     (1,340)
                                                       --------         ------        --------       -------     -------
Net income (loss).................................     $(25,139)        $5,030        $(20,109)      $ 3,184     $ 1,372
                                                       ========         ======        ========       =======     =======
Net loss per share................................     $  (4.76)(q)                   $  (1.99)(r)
Pro Forma weighted average shares outstanding.....        5,276(q)                      10,114(r)

                                                                      BUSINESSES ACQUIRED(V)
                                                    ----------------------------------------------------------
                                                                                                  PRO FORMA
                                                                                               AS ADJUSTED FOR
                                                                                                     THE
                                                    ACQUISITION    INCREDIBLE    ACQUISITION     BUSINESSES
                                                    ADJUSTMENTS      ICE(U)      ADJUSTMENTS      ACQUIRED
                                                    -----------    ----------    -----------   ---------------
Revenue:
 Ticket Sales.....................................                                                 $ 23,226
 Television and radio.............................                                                    5,141
 Advertising and promotion........................                                                    2,192
 Arena operations.................................                                                    1,082
 Rooms............................................                                                   18,287
 Yachting and marina services.....................                                                    7,294
 Food, beverage and banquets......................                                                   10,688
 Retail and other.................................                                                    4,878
 Other, primarily concessions.....................                                                    2,446
                                                      -------          --             ---          --------
      Total revenue...............................                                                   75,234
Cost of revenue:
 Team operations..................................                                                   32,639
 Ticketing and arena operations...................                                                    3,319
 Rooms............................................                                                    4,100
 Yachting and marina services.....................                                                    1,908
 Food, beverage and banquets......................                                                    8,210
 Retail and other.................................                                                    2,166
 Selling, general and administrative..............    $   411(j)                                     21,807
                                                      -------          --             ---          --------
      Total cost of revenue.......................        411                                        74,149
 Amortization and depreciation....................     (1,458)(i)                   $(152)(l)       (14,968)
                                                      -------          --             ---          --------
Operating income (loss)...........................     (1,869)                       (152)          (13,883)
Interest and other, net...........................                                                   (3,691)
                                                      -------          --             ---          --------
Net income (loss).................................    $(1,869)         $            $(152)         $(17,574)
                                                      =======          ==             ===          ========
Net loss per share................................                                                 $  (0.94)(s)
Pro Forma weighted average shares outstanding.....                                                   18,727(s)

                                                    BUSINESS TO BE ACQUIRED(E)
                                                    --------------------------
                                                                                   PRO FORMA AS
                                                                                   ADJUSTED FOR
                                                                                       THE
                                                     BOCA RATON    ACQUISITION    BUSINESS TO BE
                                                    HOTEL & CLUB   ADJUSTMENTS       ACQUIRED
                                                    ------------   -----------    --------------
Revenue:
 Ticket Sales.....................................                                   $ 23,226
 Television and radio.............................                                      5,141
 Advertising and promotion........................                                      2,192
 Arena operations.................................                                      1,082
 Rooms............................................    $ 47,044                         65,331
 Yachting and marina services.....................                                      7,294
 Food, beverage and banquets......................      33,465                         44,153
 Retail and other.................................      30,799                         35,677
 Other, primarily concessions.....................                                      2,446
                                                      --------       -------         --------
      Total revenue...............................     111,308                        186,542
Cost of revenue:
 Team operations..................................                                     32,639
 Ticketing and arena operations...................                                      3,319
 Rooms............................................      10,895                         14,995
 Yachting and marina services.....................                                      1,908
 Food, beverage and banquets......................      25,597                         33,807
 Retail and other.................................      16,771                         18,937
 Selling, general and administrative..............      38,223       $(1,169)(n)(j)    58,861
                                                      --------       -------         --------
      Total cost of revenue.......................      91,486        (1,169)         164,466
 Amortization and depreciation....................      (6,420)       (1,719)(i)      (23,107)
                                                      --------       -------         --------
Operating income (loss)...........................      13,402          (550)          (1,031)

Interest and other, net...........................     (15,697)        4,097          (15,291)
                                                      --------       -------         --------
Net income (loss).................................    $ (2,295)      $ 3,547         $(16,322)
                                                      ========       =======         ========
Net loss per share................................                                   $  (0.65)(t)
Pro Forma weighted average shares outstanding.....                                     25,237(t)

The accompanying notes to unaudited pro forma consolidated financial statements are an integral part of these statements.

                        FLORIDA PANTHERS HOLDINGS, INC.
                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                              FINANCIAL STATEMENTS

(a) Represents the step-up in cost basis of property and equipment acquired. The excess of purchase price over historical cost is allocated based upon the relative market values as follows (in 000's):

                                                 HISTORICAL   STEP-UP    AS ADJUSTED
                                                 ----------   --------   -----------
Land...........................................   $ 26,851    $ 78,795    $105,646
Building, net..................................     63,157     149,406     212,563
Furniture and equipment, net...................     17,446          --      17,446
Construction-in-progress.......................      9,335          --       9,335
                                                  --------    --------    --------
  Total fixed assets...........................   $116,789    $228,201    $344,990
                                                  ========    ========    ========

     The relative market values of property and equipment were determined by the Company's management in consultation with representatives of the current property owners. Factors considered in the allocation include trends in the hospitality industry and local real estate market. Although such allocation is preliminary, management believes that no material adjustments will be required once the Company's due diligence process has been completed.

(b) Represents adjustments to outstanding debt and related costs, including yield maintenance adjustment of $20,332,000 resulting from the early retirement of debt in connection with the change of control, reduction of deferred loan costs of $9,620,000 and accrual of acquisition closing costs of $11,800,000. The yield maintenance adjustment has been determined in accordance with Boca Partnership's debt agreements.

(c) Represents the use of Private Placement proceeds to repay approximately $30,243,000 of outstanding debt, approximately $20,332,000 of yield maintenance fees (see note (b) above) and $10,278,000 of deferred fees (including $3,725,000 of deferred fees due the General Partner accrued at March 31, 1997) and additional interest charges owed by the Boca Partnership. Approximately $35,000,000 of additional debt will be repaid with funds provided by additional borrowings in accordance with the terms of the Contribution and Exchange.

(d) Represents the issuance of 4,514,889 shares of Class A Common Stock in exchange for the property and equipment detailed in note (a) less the fair value of long-term debt, per the Contribution and Exchange Agreement. The fair market value of the net assets received ($103,430,000 or $22.91 per share) is based on the average share price for 5 days before and 5 days after execution of the Contribution and Exchange Agreement reduced by a discount which was based upon the nature of the securities received (convertible limited partnership units) and the size of the block of shares to be ultimately issued. The adjustment amount is a combination of the partners' deficit and the fair value noted.

(e) Boca Raton Resort and Club has a fiscal year which ends on December 31. Reflected hereon are the results of operations for Boca Raton Resort and Club for the nine month period ended March 31, 1997 and the twelve month period ended June 30, 1996.

(f) Net loss per share and weighted average shares outstanding are determined based on the 5,275,678 shares issued in connection with the Reorganization as if they had been outstanding for the entire period presented and (i) 7,300,000 shares issued in connection with the Prior Offerings (ii) 8,400,000 shares issued in the acquisitions of Pier 66 and Bahia Mar (4,450,000 shares for Pier 66 and 3,950,000 shares for Bahia Mar) (iii) 212,766 shares issued in the acquisition of Incredible Ice and (iv) 2,460,000 shares issued in the Private Placement, all for the period for which they were actually outstanding.

(g) Represents the elimination of interest expense related to the term loan and the related party debt for the period prior to the Prior Offerings. The loans had an interest rate of LIBOR plus .75% per annum. In November 1996 these loans were repaid with the proceeds of the Prior Offerings.

(h) Net loss per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with the Reorganization as if they had been outstanding for the entire period presented, (ii) 4,838,710 shares (of the 7,300,000 shares issued in the Prior Offerings) issued to repay the Company's outstanding indebtedness as if they had been outstanding for the period prior to the Prior Offerings and (i) 7,300,000 shares issued in connection with the Prior Offerings (ii) 8,400,000 shares issued in the acquisitions of Pier 66 and Bahia Mar (4,450,000 shares for Pier 66 and 3,950,000 shares for Bahia Mar) (iii) 212,766 shares issued in the acquisition of Incredible Ice and (iv) 2,460,000 shares issued in the Private Placement, all for the period for which they were actually outstanding.

(i) Represents the additional depreciation expense associated with the stepped-up basis of the property and equipment of the acquired companies.

(j) Represents a management fee equal to 1% of revenue payable to Huizenga Holdings.

(k) These Selling, general and administrative costs include approximately $691,000 of legal and advisory costs incurred by the previous owners related to unconsummated private placement and business sale transactions.

(l) Represents the amortization of the excess of purchase price over the historical cost basis of assets of Incredible Ice ($6,092,000) over an estimated useful life of 40 years.

(m) Net loss per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with the Reorganization as if they had been outstanding for the entire period presented, (ii) 4,838,710 shares (of the 7,300,000 shares issued in the Prior Offerings) issued to repay the Company's outstanding indebtedness as if they had been outstanding for the period prior to the Prior Offerings,
     (iii) 7,300,000 shares issued in connection with the Prior Offerings for the period for which they were actually outstanding, (iv) 8,400,000 shares in connection with the Exchange Agreements (4,450,000 shares for 2301 Ltd. and 3,950,000 shares for Rahn Ltd.) as if they had been outstanding for the entire period presented, (v) 212,766 shares issued in the acquisition of Incredible Ice as if they had been outstanding for the entire period presented and (vi) 2,460,000 shares issued in the Private Placement for the period for which they were actually outstanding.

(n) Represents the net difference in contracted expenses incurred prior to the acquisition versus those to be incurred subsequent to the acquisition. Such costs include payments under employment contracts and management agreements.

(o) Represents the reduction of interest expense associated with approximately $145,000,000 of adjusted debt balances related to the acquisition of the Boca Raton Hotel and Club as discussed in note (c).

(p) Net income per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with the Reorganization as if they had been outstanding for the entire period presented, (ii) 4,838,710 shares (of the 7,300,000 shares issued in the Prior Offerings) issued to repay the Company's outstanding indebtedness as if they had been outstanding for the period prior to the Prior Offerings,
     (iii) 7,300,000 shares issued in connection with the Prior Offerings for the period for which they were actually outstanding, (iv) 8,400,000 shares issued in connection with the Exchange Agreements (4,450,000 shares for 2301 Ltd. and 3,950,000 shares for Rahn Ltd.) as if they had been outstanding for the entire period presented, (v) 212,766 shares issued in the acquisition of Incredible Ice, as if they had been outstanding for the entire period presented, (vi) 2,460,000 shares issued in the Private Placement for the period for which they were actually outstanding (vii) 4,514,889 shares issued in connection with the acquisition of Boca Raton Hotel and Club as if they had been outstanding for the entire period presented and (viii) 1,994,124 shares (of the 2,460,000 issued in the Private Placement) used to repay $54.3 million of outstanding indebtedness as if they had been outstanding for the entire period presented.

(q) Net loss per share and weighted average shares outstanding are determined based on the 5,275,678 shares issued in connection with the Reorganization as if they had been outstanding for the entire period presented.

(r) Net loss per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with the Reorganization and (ii) 4,838,710 shares (of the 7,300,000 shares issued in the Prior Offerings) issued to repay the Company's outstanding indebtedness as if they had been outstanding for the entire period presented.

(s) Net loss per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with the Reorganization, (ii) 4,838,710 shares (of the 7,300,000 shares offered in the Prior Offerings) issued to repay the Company's outstanding indebtedness, (iii) 8,400,000 shares issued in connection with the Exchange Agreements (4,450,000 shares for 2301 Ltd. and 3,950,000 shares for Rahn Ltd.) and (iv) 212,766 shares issued in the acquisition of Incredible Ice, all as if they had been outstanding for the entire period presented.

(t) Net loss per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with the Reorganization, (ii) 4,838,710 shares (of the 7,300,000 shares offered in the Prior Offerings) issued to repay the Company's outstanding indebtedness, (iii) 8,400,000 shares issued in connection with the Exchange Agreements (4,450,000 shares for 2301 Ltd. and 3,950,000 shares for Rahn Ltd.) (iv) 212,766 shares issued in the acquisition of Incredible Ice, (v) 4,514,889 shares issued in connection with the acquisition of Boca Raton Hotel and Club and (vi) 1,994,124 shares (of the 2,460,000 issued in the Private Placement) used to repay $54.3 million of outstanding indebtedness, all as if they had been outstanding for the entire period presented.

(u) Incredible Ice commenced its operations during November, 1996. Accordingly, there are no results of operations included hereon for the period ended June 30, 1996.

(v) 2301 Ltd., Rahn Ltd. and Incredible Ice have fiscal years which end on December 31. Reflected hereon are the results of operations of 2301 Ltd., Rahn Ltd. and Incredible Ice for the twelve month period ended June 30, 1996 and the period from July 1, 1996 to the date of acquisition by the Company.

                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                             FLORIDA PANTHERS HOLDINGS, INC.

June 27, 1997
                             By:  /s/ William M. Pierce
                                -------------------------------
                                      William M. Pierce
                                      Senior Vice President and Chief
                                      Financial Officer